EXHIBIT 10.70

Avon Cosmetics Limited
Nunn Mills Road
Northampton
NN1 5PA

01604 232425
01604 232444

Private and Confidential
10 December 2018
Gustavo Arnal
25 Abbey Gardens
London NW8 9AS

Dear Gustavo,
It is with great pleasure that I am able to offer you, on behalf of Avon Cosmetics Limited (the “Company”), a wholly-owned subsidiary of Avon Products, Inc. (“Avon”), the permanent position of Executive Vice President, Chief Financial Officer of Avon. The Company is part of the Avon group of companies (“the Avon Group”). You will report to me in my role as Chief Executive Officer. Your expected employment commencement date will be on or about 1 March 2019, subject to successful receipt of a United Kingdom visa and any applicable notice period requirements with your current employer. You agree to timely complete and file any documents necessary or advisable to expediate receipt of your visa and to not otherwise delay receipt of your employment authorization or commencement date. It is agreed that in no event will your employment commence later than 1 July 2019.
The terms and conditions of your employment are set forth herein and in your contract of employment, attached hereto and incorporated in all respects.

Your annual base salary will be £500,000, payable in accordance with the Company’s remuneration payment practices. Although this salary is quoted on an annual basis, it does not imply a specific period of employment.

You will be eligible to participate in the annual incentive program available to similarly situated Executive Vice President-level Associates. Your annual target award in 2019 will be 80% of your earned eligible base salary, provided that your employment commences on or before 1 July, 2019. Annual awards are contingent on relevant individual and business performance goals being achieved and the terms and conditions of the applicable annual incentive program. Annual incentive program payments, if any, are generally made early in the year following the performance period. For the 2019 year, the value of your annual incentive award shall be reduced pro-rata based on your employment commencement date (subject to applicable performance measures being achieved). Please note that if your employment commences after 1 July, 2019 for any reason, you will not be eligible for a 2019 annual incentive program award.

You will be eligible to participate in the long-term incentive program (“LTIP”) available to similarly situated Executive Vice President-level Associates. Your first such LTIP award is expected to be granted to you in March 2019 at the same time LTIP awards are made to eligible employees generally (or, if later, the date that you commence employment), with an expected recommended

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target value of 230% of your eligible annual base salary, subject to approval of the Compensation and Management Development Committee of Avon’s Board of Directors, and pursuant to the terms and conditions of the 2019 LTIP program available for similarly situated associates. LTI awards for this level are currently delivered 1/3 premium-priced stock options, 1/3 performance-based restricted stock units (PSUs) and 1/3 time-based restricted stock units (RSUs) as follows:

•
33.33% of the 2019 target LTI value will be in the form of Premium priced share options (“Options”) to acquire shares of Avon common stock (“Shares”). The per Share exercise price of the Options will equal 125% of the fair market value (“FMV”) of a Share at the time of grant. Consistent with Avon’s practice, the actual number of shares subject to the Options will be determined by assuming a minimum share price of US $5. The Options will vest in one-third annual instalments, subject to Candidate’s continued employment through the applicable vesting date.

•	33.33% of the 2019 target LTI value will be in the form of performance-based restricted stock units (“PSUs”), which will vest subject to continued employment and achievement of performance goals.

•	33.33% of the 2019 target LTI value will be in the form of restricted stock units (“RSUs”), which will vest subject to continued employment.
The number of PSUs and RSUs will be determined by dividing the target value of the grant by the FMV of a Share at the time of grant; provided, that consistent with Avon’s practice, if FMV of a Share at the time of grant is less than US $5, then the number of PSUs and RSU will be determined using a US $5 stock divisor.

Avon reviews the annual and long-term incentive programs from time to time and reserves the right to change the applicable award mix and the design of the programs at its discretion, and all awards are subject to the terms and conditions of Avon’s applicable plan documents, as may be amended from time to time. For the avoidance of doubt, you are not eligible for any incentive awards for any time periods prior to the commencement date of your employment.

The Company believes strongly in a culture of ethics and compliance, and you will be covered by and must comply with Avon’s Code of Conduct and other policies. In particular, the Company expects all associates to respect the privacy of other individuals and protection of their personal data. This offer is subject to your agreeing and signing up to our data privacy terms, which will be provided separately.
As a senior executive of Avon, you will also need to adhere to stock ownership guidelines, which encourage executive stock ownership and align executive interests with those of shareholders. You will have an ownership target equal in value to three (3) times annual base salary and will be expected to hold 50% of net shares acquired upon vesting of equity awards until this target has been satisfied. Additionally, you will be covered by certain of Avon’s policies applicable to senior executives, such as Avon’s Compensation Recoupment Policy and Change in Control Policy.
You represent and agree that your acceptance and execution of this offer does not conflict with or violate any of the terms, conditions or provisions of any existing contractual relations to which you are bound and does not conflict with any duties owed or owing to any current or former employer. You further represent and agree that you have no conflicts of interests or have disclosed to the Company any potential conflicts of interests.
Your employment is contingent upon your passing a satisfactory background investigation, reference checks and compliance with immigration law. As of the date of this letter, our background investigation and reference checks have been successfully completed. As you may be aware, government regulations require that the Company verify the employment authorisation status of all new employees.

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In the unlikely event that the Company should rescind this offer of employment after the contract of employment is executed by both parties and prior to the commencement date of your employment, other than a reasonable rescission by the Company due to a fundamental misrepresentation by you or your failure to satisfy the employment conditions described above, you shall be entitled to receive from the Company the following: (i) a cash payment equal to £1,000,000 (i.e., twenty-four (24) months’ base salary), and (ii) a cash payment equal to the Sign-On Cash Awards described in the contract of employment, provided that you enter into, and comply with, an appropriate settlement agreement with the Company which shall include, for example, a general release of claims, non-solicitation, nondisclosure, non-disparagement and other covenants. In this event, no other amounts or benefits shall be due or owing to you. Notwithstanding the foregoing, any such amount the Company may owe to you pursuant to this provision will be offset (or repaid to the Company by you) by an amount equal to any monies paid to you by your current employer (including, but not limited to, during any continued employment or garden leave), or by any other future employer within twelve (12) months following the offer being rescinded. Any payments made to you in this event shall be subject to any applicable withholding taxes and all other required deductions.

Once you sign your contract of employment we will send you some additional forms to complete:

•    Pension entitlement and enrolment, Bank details, Avon’s data privacy agreement

When you join Avon, you will be required to access our HR system and update both your contact information and personal information. You will also be required to bring a copy of your right to work documents on your first day at the Company.

Please contact Bola Ogun if you have any queries.
In the meantime, we look forward to your joining us.

Yours sincerely, /s/ Jan Zijderveld
Jan Zijderveld Chief Executive Officer

cc: Susan Ormiston, Senior Vice President, Human Resources and Chief Human Resources Officer
Bola Ogun, Vice President, Global Compensation & Benefits

Accepted and Agreed to:

/s/ Gustavo Arnal Gustavo Arnal	11 December, 2018 Date

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Contract of Employment
This statement contains the main terms and conditions of your employment with Avon Cosmetics Limited (the “Company”), for the position of Chief Financial Officer of Avon Products, Inc. (“Avon”). The Company is part of the Avon group of companies (the “Avon Group”).
Please ensure you read and understand this document. If you have any queries relating to your employment, please contact Bola Ogun, Vice President, Global Compensation & Benefits.

Surname:	Arnal
Forename:	Gustavo
Address of Employee:	25 Abbey Gardens, London
Post Code:	NW8 9AS
Job Title:	Executive Vice President, Chief Financial Officer of Avon
Reporting to:	Chief Executive Officer
Grade:	E02 (Executive Vice President)
Effective Date:	On or about 1 March 2019 and in no event later than 1 July 2019. This is the date your employment with the Company starts.
Continuity of Employment:	No previous service counts towards your continuity of employment.
Salary:	No less than £500,000 per annum, payable in accordance with the Company’s remuneration practices (see “Remuneration” below).
Annual Incentive Programme:
As stated in your offer letter, beginning with the 2019 performance year and for each subsequent performance year during the term of this contract of employment, you will be eligible to participate in the annual incentive programme available to similarly situated senior executives, with a target level of 80% of annual base salary. The actual amount of annual incentive payable to you is contingent on achievement of relevant individual and/or business performance goals, as determined by the Compensation and Management Development Committee of the Board (the “Compensation Committee”), your continued employment through the payment date, and such other terms and conditions of the applicable annual incentive programme.
With respect to the 2019 performance year, provided that you commence employment on or before 1 July 2019, you

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will be guaranteed a minimum annual incentive equal to 50% of your pro-rated target award, subject to your continued employment through the payment date. For the avoidance of doubt, if your employment commences after 1 July, you will not be eligible for an annual incentive award with respect to the 2019 performance year.
Annual incentive programme payments, if any, are generally made early in the year following the performance period. The payment of annual incentive and the rules of the programme are at the discretion of the Compensation and Management Development Committee of Avon’s Board of Directors and are subject to change, provided that your target level shall be subject to the provisions of this contract of employment. Details of the annual incentive programme will be supplied annually.

Long-Term Incentive Plan:
As stated in your offer letter, you will be eligible to participate in Avon’s long-term incentive plan available for similarly situated senior executives (“LTIP”).
The first of such awards are expected to be granted to you in March 2019 at the same time LTIP awards are made to eligible employees generally (or, if later, the date that you commence employment). Such awards will have an aggregate target value equal to £1,150,000 (i.e., 230% of your annual base salary). For the avoidance of doubt, if your employment commences after 1 July 2019, you will not be eligible for a 2019 LTIP award.
The terms and conditions of your 2019 LTIP awards shall be subject to the terms and conditions of the definitive award agreements and Avon’s 2016 Omnibus Incentive Plan, in the forms provided to you by Avon. Such award agreements shall include non-competition, non-solicitation, nondisclosure and recoupment provisions. Upon the grant of such awards, such definitive award agreements and Avon’s 2016 Omnibus Incentive Plan shall supersede the terms above describing such awards.
You will be eligible for LTIP awards for each subsequent year during the term of this contract of employment, as determined by the Compensation Committee. Your aggregate target value for LTIP awards for each such subsequent year will be equal to at least 230% of your then annual base salary, with the number of shares subject to such LTIP awards to be determined by the methodology established by the Compensation Committee (which may include converting the target grant value into a share number based on a conversion ratio and/or assuming a fixed minimum share price).
Avon reserves the right to award any or all of your 2019 LTI awards as inducement awards within the meaning of Section 303A.08 of the NYSE Listed Company Manual. In that event, such awards will not be granted under the LTIP, but the applicable award agreements will be construed as if the award had been granted under the LTIP in accordance and consistent with, and subject to, the provisions of the LTIP.
Further details of the LTIP are available on request. Please note the terms of the LTIP are subject to change.

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Sign-On Cash Awards:
You will be eligible to receive a Sign-On Cash Awards as follows:
(i) £343,000, payable on the first administratively feasible regular payroll date immediately following employment commencement; and
(ii) £702,000, payable on the first administratively feasible regular payroll date immediately following the twelve (12) month anniversary of the employment commencement date (the “second payment date”), provided that you remain in service with the Company through that second payment date. Notwithstanding the foregoing, it is agreed that, if you commence employment on or before 1 July 2019, you will be eligible to receive this payment in the March 2020 payroll provided that you remain in service through the payment date; and
(iii) £770,000, payable on the first administratively feasible regular payroll date immediately following the twenty-four (24) month anniversary of the employment commencement date (the “third payment date”), provided that you remain in service with the Company through that third payment date. Notwithstanding the foregoing, it is agreed that, if you commence employment on or before 1 July 2019, you will be eligible to receive this payment in the March 2021 payroll provided that you remain in service through the payment date.
If your employment is terminated due to a Qualifying Termination (as defined below), your death or disability prior to the second or third payment dates, any unpaid portion of the Sign-On Cash Awards will become immediately payable to you.
If you resign your employment or are terminated for Cause (as defined below) within twelve (12) months following the third payment date, you will be required to repay the full value of any and all portion of the Sign-On Cash Awards that you received.

Working Hours:
You will work the Company’s normal office hours and such other hours without additional remuneration in order to meet the requirements of the business and for the proper performance of your duties. In view of your seniority and managerial duties and responsibilities, you are regarded as a “managing executive” for the purposes of the Working Time Regulations 1998 and accordingly the maximum weekly working hours provided for under the Working Time Regulations 1998 do not apply to you.

Location:
You will be based at Avon’s corporate headquarters in Chiswick Park, United Kingdom (“UK”). You must be able to legally reside and work in the UK. You may be required to work at other Avon sites, and you may be required to travel domestically and internationally for business purposes from time to time (see “Flexibility” below).

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Temporary Relocation Benefits:
Company will provide you with the following relocation support:
• Differential rental housing allowance solely for the initial twenty-four (24) months of your employment as follows: (i) first twelve (12) months of employment: GBP 4,000 per month (net of tax), and (ii) second twelve (12) months of employment: GBP 2,000 per month (net of tax), to be incurred and paid monthly provided you are still actively employed with the Company on the date of payment. You will receive tax gross-up on such benefits, to the extent applicable.
• Tax return preparation support for the first year of your employment (i.e., 2019) via the Company’s employment tax services provider (currently E&Y).
Your relocation benefits are only payable provided you remain actively employed by Avon through the date of payment. “Actively employed” means that you are still employed by the Company and are not working out your notice or on garden leave. If you resign from your employment with the Company for any reason that is not Good Reason (as defined below) or your employment is terminated for Cause before the later of twenty-four (24) months of your employment commencement date or twelve (12) months following the date you are provided any such relocation support, you agree to repay any relocation support provided by the Company in full. The Company reserves the right to deduct any amount owed from your salary or other payments made under this letter or your contract of employment.

Remuneration:	Method of Payment
You will be paid monthly in arrears by or on the last working day of each month by direct credit transfer to your bank or building society account.
Base Pay Review
Your base pay will be reviewed annually based on performance.
Deductions

You hereby authorise the Company to deduct from your remuneration (which for this purpose includes salary, pay in lieu of notice, commission, bonus, holiday pay and sick pay) all sums owed by you to the Company or any Group Company.

Flexibility:
As Chief Financial Officer of Avon, you must devote your full business time, attention and skills to the affairs of the Avon Group. The Company will expect you to perform all reasonable tasks assigned to you (commensurate with your position) during the course of your employment which it believes you are competent to perform. You will be required to be flexible in your job responsibilities and to react to the needs of the business. This means that you may be required to:

1. vary your working hours;
2. travel for Company business (both within the UK or abroad) as may be required for the proper performance of your duties hereunder;

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3. carry out duties that may be outside the scope of your normal responsibilities but which you are competent to perform. This list is not exhaustive.

The Company will give reasonable notice for any changes with regard to occasional travel that might affect you. During your employment, you will not be required to work outside the UK for any continuous period of more than one month.

Private Medical Insurance:
You will be eligible for private medical coverage for yourself and eligible family members, depending on your personal circumstances. Your private medical coverage will be subject to the terms of the applicable medical coverage plan and insurance contract.

If you wish to join the scheme, you can do so by using our Flexible Benefits system, UP2U. You will receive confirmation of the website and access details shortly after joining the Company.

Further changes to your PMI subscription can be made only once a year when the UP2U “window” is opened to all eligible employees or if a “lifestyle event” (e.g., marriage, divorce, birth of child) occurs.

Please note that PMI is a benefit which is taxable at source.
Sick Leave and Company Sick Pay:
It is a term of this agreement that you must at all times comply with the Sickness Absence Policy. The Company operates a discretionary Company Sick Pay Scheme for the benefit of its employees, which includes any Statutory Sick Pay entitlement. All payments made under the Company Sick Pay Scheme are at the sole discretion of the Company and are conditional upon compliance with your obligations under the Company Sick Pay Scheme. Please refer to the Company Sickness Absence Policy which outlines the circumstances in which sick pay may be withheld.
Service with Avon   Entitlement
0-1 year 4 weeks
1-2 years 8 weeks
2-5 years 16 weeks
5+ years 26 weeks

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Pension Scheme:
The Company operates an employee contributory pension scheme, which is open to all permanent and fixed term employees. Under current Auto Enrolment legislation, the Company is required to automatically enrol employees who meet certain criteria into a qualifying scheme. Full details of the current Avon Cosmetics Pension Scheme, the enrolment criteria and how auto-enrolment is applied can be found in the pension documents, which will be provided to you separately. Such pension documents, along with the rules and trust deed for the pension scheme, shall govern your participation in the Company’s pension scheme.
The Company’s contribution to the pension scheme for you will be 10% of pensionable pay with a salary cap of £150,600 based on your contribution to the scheme (as further outlined in the pension documents separately provided to you), which equates to a maximum Company contribution of GBP £27,100; provided, that if you elect to opt out of automatic enrolment or re-enrolment into the Avon Pension Scheme, the Company will instead pay you the amounts that would otherwise be contributed to the pension scheme in accordance with the opt-out provisions of the pension scheme and the Company’s remuneration payment practices. Such payment will not be treated as salary for any purpose under this Agreement.
For tax purposes, the Pension Input Period in the Avon Pension Scheme ends on 31st March each year.
The Company intends to comply with its employer duties under the Automatic Enrolment Laws as they apply to you and will automatically enrol or re-enrol you into a pension scheme as and when required by law. You are required to notify the Company in writing if you have registered for, or are otherwise eligible for, any form of tax protection which may be lost or prejudiced as a result of your automatic enrolment or re-enrolment into a pension scheme. The Company will have no liability to you in respect of any adverse tax consequences of your automatic enrolment or re-enrolment if you fail to provide such notification, or if the notification you provide is less than one week prior to your automatic enrolment or re-enrolment date.

Company Car:	You are eligible for a company car at the benchmark level for your grade or an annual cash equivalent of £15,252, subject to normal deductions. You will be provided separately with a copy of the Company car policy. Further details can be obtained from the Car Fleet department.
Holiday Entitlement:	The Company’s holiday year runs from 1 January to 31 December. You are entitled to 28 days’ holiday per year plus 8 public holidays.
You will accrue holiday from the date your employment with the Company starts.
At the conclusion of your employment, you will be paid for any accrued but untaken holiday.

Holiday entitlement on termination will be calculated according to the percentage of the year worked, i.e., as the number of days worked divided by 365 (366 for a leap year). If you take in excess of your accrued entitlement, the Company may deduct the cash equivalent of such excess from your final salary.

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At the Company’s discretion, you may be required to reserve several days of your holiday entitlement. You will be notified of any such requirement in advance on an annual basis.
Life Assurance:
The Company will provide you with life assurance, which will provide for a benefit of up to £1,800,000 upon your death occurring during the term of this contract of employment. This benefit will be subject to the terms of the applicable life assurance plan and insurance contract.

Flexible Benefits:
The Company operates a self-service electronic flexible benefits scheme called UP2U. Shortly after joining the Company, you will be sent details of the Company’s UP2U scheme, which will allow you to choose which benefits you wish to take advantage of during your employment. The UP2U ‘window’ is only open on an annual basis. This benefit will be subject to the terms of the applicable plan. Enrolment details will be sent to you at such time.

Resignation from Positions:
Upon a termination of your employment with the Company by any party and for any reason, you agree that, unless otherwise expressly agreed upon in writing between you and Avon, you shall be deemed (without any further action by any party) to have resigned from all offices, titles, positions and appointments at any member of the Avon Group, including as a director, officer, employee, committee member or trustee. You further agree to execute any documents that Avon may reasonably require to effect such resignations. As of such termination date, you shall no longer hold yourself out as an officer of any member of the Avon Group, or have the authority to bind any member of the Avon Group in any way.

Severance:	Upon a Qualifying Termination (as defined below), you will be eligible to receive (A) a cash severance benefit equal to twenty-four (24) months’ base salary, less any base salary paid to you during the notice period (or payment made to you in lieu of such notice period), payable in accordance with the Company’s remuneration payment practices, (B) a prorated bonus under the annual incentive programme in respect of the fiscal year in which such termination occurs, provided that such termination occurs on or after August 1 of such fiscal year, such prorated bonus to equal (x) the amount that you would have been paid thereunder had you remained employed through the applicable payment date and (y) a fraction, the numerator of which is equal to the number of days you were actually employed during such fiscal year, and the denominator of which is equal to the total number of days in such fiscal year, such prorated bonus to be payable as a cash lump sum at the same time that bonuses in respect of such fiscal year are paid to other senior executives of Avon, and (C) any unpaid bonus under the annual incentive programme for any fiscal year completed prior to the termination date, such bonus to be payable as a cash lump sum at the same time that bonuses in respect of such fiscal year are paid to other senior executives of Avon, subject to and in accordance with the terms of such plans as in effect from time to time; provided that, as a condition to your receipt of such payments you must (I) enter into, and comply with, an appropriate settlement agreement with the Company which shall include, for example, a general release of claims, as well as noncompetition, non-

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solicitation, nondisclosure, non-disparagement provisions and other covenants, (II) comply with the restrictive covenants in this contract of employment (consisting of “Confidential Information”, “Company Equipment” and “Inventions and Improvements”) and (III) comply with the noncompetition, non-solicitation and nondisclosure provisions of the award agreements evidencing your LTIP awards. For the avoidance of doubt, your participation in any benefit programs or plans of the Avon Group other than those benefit plans described above shall cease as of your termination date, and the treatment of any then outstanding awards you may have under the LTIP will be determined in accordance with the terms of the applicable plan document and award agreements.
For purposes of this contract of employment:
·    “Qualifying Termination” means (A) an involuntary termination of your employment by the Company other than (i) for Cause (as defined below), (ii) due to your unsatisfactory work performance, (iii) as a result of your failure to return to work after an approved leave of absence (provided that you are able to perform the essential functions of your job with or without reasonable accommodation), (iv) due to your death or (v) due to your disability, provided that the events described in the foregoing subclauses (ii), (iii), and (v) shall refer to terminations of employment pursuant to the Company’s Disciplinary, Performance Capability and/or Sickness Absence policies, as applicable, or (B) a resignation by you for Good Reason as defined below. For greater clarity, a Qualifying Termination does not include any resignation by you without Good Reason or any retirement by you.
·    A termination for “Cause” shall mean a termination by the Company because of (a) your continued failure to perform substantially your duties (other than due to a disability); (b) your wilful failure to perform substantially your duties or other wilful conduct that is materially detrimental to the Avon Group; (c) your personal dishonesty in the performance of your duties; (d) your breach of fiduciary duty involving personal profit; (e) your commission or conviction of, or pleading guilty to, a felony or misdemeanour (or equivalent-level crime as defined in jurisdictions outside of the UK); (f) your wilful or significant violation of any rule or procedure of any member of the Avon Group to which you are required to comply, including without limitation, absenteeism, violation of safety rules or insubordination; or (g) your violation of the Code of Conduct. All determinations of whether any of the events above have occurred and/or whether Cause shall have occurred will be determined by the Company in its sole discretion, and subject to the Company’s Disciplinary Policy as applicable.
·    “disability” means your inability to perform the essential functions of your job resulting from a documented disability as defined by applicable law, after considering any reasonable accommodation required by law.
· “Good Reason” means the occurrence of any one of the following events: (i) a material diminution in your base salary, (ii) a material diminution in your authority, duties or responsibilities, (iii) a material change in the geographic location at which you must perform the services, (iv) any other circumstances that you and the Company mutually agree constitute Good Reason, or (v) constructive wrongful/unfair dismissal by the

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Company as determined by an English court of competent jurisdiction; provided that the events described in the foregoing clauses (i), (ii) and (iii) shall constitute “Good Reason” only if (1) you provide written notice to the Company of the existence of the condition constituting the Good Reason within 90 days of the initial existence of the condition constituting the Good Reason and (2) The Company or one of its affiliates, as applicable, is given 30 days to cure such condition.

Change-in-Control Severance:
You will be a covered executive in Avon’s Change in Control Policy (as may be amended or supplemented from time to time), a copy of which will be provided to you. Generally, under Avon’s Change in Control Policy, upon qualifying severance events occurring within two years following a change in control, you will be entitled to receive two times the sum of your base salary and target annual incentive, and continued participation in benefit plans for two years (subject to the applicable plan terms). These benefits are in lieu of, and not in addition to, the benefits described under “Severance” above. The foregoing summary of Avon’s Change in Control Policy is qualified by reference to the definitive plan document.

Notice Period:
You must give the Company six (6) months’ written notice to resign from your employment. The Company, in its sole and absolute discretion, reserves the right to pay you base salary in lieu of notice. If the Company elects not to pay you in lieu of your notice, then you will be required to work during your notice period (subject to the provisions described below under “Garden Leave”). If you fail to give notice to the Company, or give incorrect notice, the Company shall be entitled to withhold a sum from any monies due to you equivalent to the value of the salary you would have been entitled to during the unworked notice period.
The Company reserves the right to terminate your employment without notice or salary in lieu of notice upon a termination of your employment for Cause.
If the Company terminates your employment for any reason other than for Cause, then the Company will be required to give you six (6) months’ written notice. Any base salary paid to you during or in lieu of such notice period will reduce, by an equal monetary amount, any severance cash payment that is otherwise due to you as described under “Severance” above or the Change in Control Policy. Further, the Company, in its sole and absolute discretion, reserves the right to pay base salary in lieu of notice. If the Company elects not to pay you in lieu of your notice, then you will be required to work during your notice period (subject to the provisions described below under “Garden Leave”).

Garden Leave:
The Company reserves the right to require you not to attend your place of work for all or part of any notice period described above under “Notice Period”, in its absolute discretion. This period is referred to as “Garden Leave”.
During Garden Leave:

(a) the Company shall be under no obligation to provide any work to you and may revoke any powers you hold on behalf of the Company (or any Avon Group company), including the right to bind any member of the Avon Group in any way;

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(b) the Company may require you to carry out alternative duties or to perform only such specific duties as are expressly assigned to you, at such location (including your home) as the Company may decide commensurate with your experience and level;

(c) you will continue to receive your base salary and normal contractual benefits in the usual way, subject to the terms of any benefit arrangement;
(d) you shall remain an employee of the Company and bound by the terms of this contract of employment and offer letter (including any implied duties of good faith and fidelity);

(e) the Company may exclude you from any premises of the Company (or any other member of the Avon Group);
(f) the Company may direct you not to communicate with or contact suppliers, customers, distributors, employees, shareholders, trade associations or the press; and
(g) the Company may cease to give you access to its computer systems.

Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.
For the avoidance of doubt, if the Company elects to place you on Garden Leave during your notice period, any outstanding LTIP awards you then hold shall cease to vest as to any service-vesting conditions as of the date immediately prior to such Garden Leave.

Company Equipment:
If your employment is terminated for whatever reason, unless otherwise agreed in writing, you must (i) immediately return all equipment of the Avon Group in good working order as received by you, (ii) immediately return all other property of any member of the Avon Group (including confidential and proprietary information, and all embodiments thereof, passwords, memorandums or other documents) then in your custody, control or possession and (iii) delete all information pertaining to any member of the Avon Group or its business on any of your personal devices. Deductions may be made from any final payments for any associated loss or damage to equipment belonging to the Avon Group.

Code of Conduct:
Avon’s Code of Conduct describes standards of conducted expected of everyone at Avon. Some examples are outlined below, however this is not exhaustive and you are expected to refer to the Code of Conduct on the Avon Global Website to ensure you are familiar with it. Please appreciate that any violation of Avon’s Code of Conduct is grounds for disciplinary action, including termination of your employment for Cause.

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Code of Conduct – Gifts:
The Code states that we only give or accept gifts of “nominal value” and that are consistent with ordinary and customary business practices.
Any gifts of greater than nominal value or that otherwise exceed the common courtesies associated with ethical business practices could give the appearance of impropriety and must not be given or accepted. Examples of gifts that are not permitted include vendor-sponsored trips, vacations, luxury accessories, electronics or sporting equipment. Cash and/or loans of any amount are strictly prohibited at all times.
These same standards apply to associates of all levels within the Company. If there is any question as to whether or not the value of an offered gift is more than nominal, consult with your Manager or the Ethics & Compliance team.

Code of Conduct – Conflict of Interest:
All associates have an obligation to act in the best interests of the Company and the Avon Group. We must avoid any activity, relationship or other circumstance in which our own personal interests conflict, or even appear to conflict, with the Company’s and/or the Avon Group’s interests.

Code of Conduct – Other Interests:
You should not engage directly or indirectly in any outside business or employment if this may have an adverse effect upon the performance of your role or compromises your loyalty to the Company and the Avon Group.

Inventions and Improvements:
Any invention, design or improvement upon any existing invention, product or work during the course of your employment will belong to the Company. This includes any computer programme or design whether or not it is capable of patent registered design, design right, database, copyright or any other similar protection, and whether you made or discovered it alone or in conjunction with anybody else. You must immediately tell your Line Manager of any such invention or improvement.

You must comply with any requests that the Company makes in order to ensure that the invention or improvement becomes or remains the property of the Company or its nominee.
Restrictive Covenants:
As noted above, you will be subject to the noncompetition, non-solicitation, nondisclosure and non-disparagement provisions of any separation agreement which may be entered into by you and the Company, as well as the noncompetition, non-solicitation and nondisclosure provisions of the award agreements evidencing your LTIP awards. Upon any termination of your employment, the Company, in its discretion, may limit the scope of such restrictive covenants as it may determine reasonable.

Recoupment:
As stated in your offer letter, you will be subject to Avon’s Compensation Recoupment Policy, a copy of which will be provided to you and is incorporated as if fully set forth herein. You will also be subject to the recoupment provisions of Avon’s forms of LTIP award agreements and other compensation programs and policies.

Confidential Information:	You must not (at any time) either during or at any time after the termination of your employment:

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-divulge, disclose or communicate any confidential information to any person or persons, firm or company, other than duly authorised employees of any member of the Avon Group; or
use any confidential information for your own purposes or for any purposes other than to serve the interests of the Avon Group in the course of your services hereunder.

You must at all times exercise utmost care, attention and discretion in handling any confidential information relating to any member of the Avon Group or personal information relating to an individual of which you are aware.

For the purposes of this clause, confidential information includes any of the below which are not in the public domain:
-information in whatever form relating to the Avon Group
-business plans
-finances
-transactions
-terms of business
-marketing strategies
-sales
-customers and prospective customers
-suppliers
-design and manufacturing process
-technical specifications
-private affairs of any member of the Avon Group
-personal information relating to an individual

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other information of a confidential nature

Notwithstanding anything herein to the contrary, this contract of employment is not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistle-blower rights (including pursuant to Rule 21F under the U.S. Securities Exchange Act of 1934, as amended). Furthermore, you are advised that you shall not be held criminally or civilly liable under any U.S. federal or state trade secret law for the disclosure of any confidential information (as described above) that constitutes a trade secret to which the Defend Trade Secrets Act (18 U.S.C. Section 1833(b)) applies that is made (i) in confidence to a U.S. federal, state or local government official, either directly or indirectly, or to an attorney, in each case, solely for the purpose of reporting or investigating a suspected violation of law; or (ii) in a complaint or other document filed in a lawsuit or proceeding, if such filings are made under seal.

Data Protection and Privacy:
All information within the Avon Group is processed in accordance with the requirements of the Data Protection Act. The Company expects all staff to respect the privacy of other individuals and protection of their personal data. By signing this contract, you agree to accept and comply with the Privacy Statement and any other rules or procedures related to data privacy.

Right to Search:
To help the Company provide a safe environment and to deter criminal, obscene, pornographic or defamatory acts while on Company premises or while using company equipment, the Company has the right to carry out:

-Searches of your person, personal belongings and vehicle without notice in accordance with Company guidelines;
-Drug, drink and substance checks without notice, in line with the Misuse of Drugs and Alcohol policy;
-Video surveillance; or
-Monitoring of electronic communications on private or public lines, such as email.
Failure to comply will lead to disciplinary action and may lead to dismissal.
Key Company Policies:	The following policies are available on the HR website: Grievance Policy Performance Capability Policy Disciplinary Policy Sickness Absence Policy Code of Conduct

Tax Withholding:	All payments made, or benefits provided to you under this contract of employment shall be subject to any applicable withholding taxes and all other required deductions.

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Medical Examinations:
The Company may require a medical report to enable it to make decisions regarding your employment, e.g., in cases of ill-health. The Company may require you to undergo a medical examination by its medical advisor. In addition, you will be expected to provide the Company’s health professional with information about your medical condition as it may reasonably require. This is in order to ensure your state of health enables the Company to act within both yours and the Company’s best interests.

You may be asked in specific circumstances to consent to the Company contacting your doctor or a doctor nominated by the Company, and to his or her discussing your medical condition and history with us.

Liability Insurance
During your employment with the Company while in the role contemplated hereunder, and after you have ceased to be in such role as to any claim that may be lawfully brought against you with respect to your employment in such role, you shall be entitled to be covered by a policy of director's and officer's liability insurance on terms no less favourable than those in place from time to time for executive vice president-level associates.

Attorneys’ Fees:
You will be entitled to reimbursement for all reasonable attorneys’ fees incurred in connection with the negotiation and finalisation of this contract of employment and related documents, such reimbursement not to exceed £5,000 in the aggregate.

Collective Agreement:	There is no collective agreement which directly affects your employment or this agreement.
Amendment and Waiver:
No provision of this contract of employment may be modified, waived, discharged or amended unless such modification, waiver, discharge or amendment is agreed to in writing and signed by the party against whom such modification, waiver, discharge or amendment is asserted. No waiver by either party hereto of, or compliance with, any condition or provision of this contract of employment to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

Entire Agreement:
This contract of employment and the offer letter constitute the entire agreement between the parties and supersede and extinguish all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter. Each party acknowledges that, in entering into this contract of employment and offer letter, it does not rely on and shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this contract of employment and offer letter.

Governing Law:
This contract of employment and the offer letter, and any dispute or claim arising out of or in connection with either of them or the subject matter or formation of either of them, shall be governed by and construed in accordance with the law of England and Wales.

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Jurisdiction:
Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this contract of employment or the offer letter, or the subject matter or formation of either of them.

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I confirm that I have read this agreement and agree with the terms and conditions set out in the covering letter and this contract of employment and agree to be bound by the rules and policies of the Avon Group (as amended from time to time):

Name: Gustavo Arnal
Signed: /s/ Gustavo Arnal __________
Dated: 11 December 2018__________

Signed on Behalf of the Company:
Name: Jan Zijderveld, Chief Executive Officer

Signed:	/s/ Jan Zijderveld

Dated:	10 December 2018